Exhibit 99.1

Huttig Building Products, Inc.
555 Maryville University Drive, Suite 240
St. Louis, Missouri 63141
Phone: 314-216-2600

HUTTIG BUILDING PRODUCTS

FILES RESALE SHELF REGISTRATION STATEMENT

FOR SHARES OWNED BY RUGBY GROUP LIMITED

ST. LOUIS, MO, December 20, 2005 -- Huttig Building Products, Inc. (NYSE: HBP) today filed a resale shelf registration statement with the Securities and Exchange Commission under which the Rugby Group Limited may offer and sell up to 5,755,940 currently outstanding shares of Huttig's common stock.

The resale registration statement is being filed in accordance with a registration rights agreement Huttig entered into with Rugby in December 1999, when Rugby sold its U.S. building materials distribution business to Huttig. Rugby Group Limited is now a subsidiary of RMC Group p.l.c., which was acquired by CEMEX, S.A. de C.V. earlier in 2005. Huttig will not receive any proceeds from any sale of the shares registered.

When available, a prospectus meeting the requirements of Section 10 of the Securities Act may be obtained from Huttig Building Products, Inc., 555 Maryville University Drive, Suite 240, St. Louis, MO 63141.

The shelf registration statement was filed today with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

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SOURCE: Huttig Building Products, Inc

CONTACT: Nancy Ahillen, Manager - Investor Relations, 314-216-2600.